EXHIBIT 5.01

August 18, 2004

Interwoven, Inc.

803 11th Avenue

Sunnyvale, CA 94089

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-3 (the “Registration Statement”) filed by Interwoven, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on or about August 18, 2004 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 96,410 shares of the Company’s Common Stock (the “Stock”), which were issued in connection with the Company’s purchase of certain assets of Software Intelligence, Inc. (“Software Intelligence”). The Shares may be sold on a delayed or continuous basis, as set forth in the Registration Statement and associated prospectus, only by certain selling security holders named in the Registration Statement and the associated prospectus (the “Selling Stockholder”).

In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following.

(1)	the Company’s Fourth Amended and Restated Certificate of Incorporation, certified by the Delaware Secretary of State on November 18, 2003;

(2)	the Company’s Amended and Restated Bylaws, certified by the Company’s Secretary on December 7, 2000;

(3)	the Registration Statement, together with the exhibits filed as a part thereof or incorporated therein by reference;

(4)	the prospectus prepared in connection with the Registration Statement;

(5)	the minutes of meetings and actions by written consent of the incorporator(s), stockholders and Board of Directors that are contained in the Company’s minute books that are in our possession, including but not limited to the resolutions approved by the Company’s Board of Directors at a meeting held on August 10, 2004, which approved the purchase of the assets of Software Intelligence, the sale and issuance of the Stock, and the filing of the Registration Statement;

August 18, 2004

(6)	the stock records that the Company has provided to us (consisting of a certificate from the Company’s transfer agent of even date herewith verifying the number of the Company’s issued and outstanding shares of capital stock as of the close of business the immediately preceding day, and a summary report of currently outstanding options and warrants to purchase the Company’s capital stock that was prepared by the Company and dated of even date herewith);

(7)	the Asset Purchase Agreement dated August 12, 2004 among the Company, Software Intelligence and Larry Brake, as the Stockholders’ Agent, pursuant to which the Company purchased from Software Intelligence, and Software Intelligence sold, transferred and assigned to the Company, certain assets of Software Intelligence and the Company assumed certain liabilities of Software Intelligence;

(8)	a Selling Stockholder’s Questionnaire completed and executed by each Selling Stockholder; and

(9)	a Management Certificate addressed to us and dated of even date herewith executed by the Company containing certain factual representations (the “Management Certificate”).

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document entered into by the selling stockholder identified above and the due authorization, execution and delivery of all such documents by the selling stockholder where due authorization, execution and delivery are prerequisites to the effectiveness thereof. We have also assumed that the certificates representing the Stock have been, or will be when issued, properly signed by authorized officers of the Company or their agents.

As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from the documents referred to above and the representations and warranties made by representatives of the Company to us, including but not limited to those set forth in the Management Certificate. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters; however, we are not aware of any facts that would cause us to believe that the opinion expressed herein is not accurate.

We are admitted to practice law in the State of California, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America, of the State of California and of the Delaware General Corporation Law, the Delaware Constitution and reported judicial decisions relating thereto.

August 18, 2004

In connection with our opinion expressed below, we have assumed that, at or prior to the time of the resale of any shares of Stock, the Registration Statement will have been declared effective under the Securities Act of 1933, as amended, and will not have been modified or rescinded and that there will not have occurred any change in law affecting the validity of the issuance of such shares of Stock.

Although the Selling Stockholder may offer and sell the Shares from time to time on a delayed or continuous basis, this opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof. We undertake no responsibility to monitor the Company’s or the Selling Stockholder’s future compliance with applicable laws, rules or regulations of the Commission or other governmental body. We also assume that the Company will timely file any and all supplements to the Registration Statement and prospectus as are necessary to comply with applicable laws in effect from time to time.

Based upon the foregoing, it is our opinion that the 96,410 shares of Stock to be offered and sold by the Selling Stockholder pursuant to the Registration Statement, when offered, sold and reissued in accordance with the Registration Statement and the accompanying prospectus will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the prospectus constituting a part thereof and any amendments thereto. This opinion is intended solely for use in connection with issuance and sale of shares subject to the Registration Statement and is not to be relied upon for any other purpose. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,

FENWICK & WEST LLP

/s/ Fenwick & West LLP